EXHIBIT 99.1

ST. BERNARD SOFTWARE REPORTS ITS SECOND QUARTER ENDED JUNE 30, 2008 FINANCIAL RESULTS

SAN DIEGO, CA, AUGUST 12, 2008 — St. Bernard Software, Inc. (OTCBB: SBSW), a leader in Web security appliances and pioneer of hybrid secure content management solutions, today announced preliminary, unaudited financial results for its second quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

•	Achieved record revenues of $4.6 million and record billings of $5.8 million for our core iPrism product family.

•	Grew St. Bernard’s core product, iPrism, customer revenues by approximately 21% compared to Q2 2007.

•	Realized a 78% improvement to operating loss compared to Q2 2007, primarily as a result of cost restructuring and right-sizing efforts at the end of 2007.

•	Transitioned to a world class supplier for the Company’s h-series appliance hardware resulting in increased capabilities with lower cost and improved reliability.

“Our results for the second quarter of 2008 continue to show significant improvement”, said Vince Rossi, CEO of St. Bernard Software. “During Q2 2008 we achieved record breaking revenues and billings for our core iPrism product family along with the successful adoption of our new h-series appliances that were launched within Q1 of this year.  Our h-series appliances allow us to better service the ever-growing bandwidth needs of our clients as well as position our business to service the needs of larger customers. We are very pleased with the execution of our product and financial strategies during 2008, and we see a great deal of opportunity for our products and services in the months and years to come.”

Financial Results

Revenues in the second quarter ended June 30, 2008 were $4.6 million, above the $4.2 to $4.4 million guidance previously provided. The revenues of $4.6 million for the three months ended June 30, 2008 represent a decrease of $0.4 million, or 9%, as compared to the same period in 2007. The decrease was due primarily to the sale of our UpdateEXPERT and Open File Manager product lines in January and August 2007, respectively, resulting in lower revenues of $1.2 million, offset by an increase of $0.8 million, a 21% increase, associated with our iPrism products and services.  Net loss per share for the second quarter of 2008 was $0.06 as compared to a net loss per share of $0.32 for the same period in 2007. St. Bernard Software’s cash balance was $0.4 million at June 30, 2008.

Business Outlook

Mr. Rossi added, “We have turned the corner within our business and are pleased to announce that we achieved positive cash flow during the last month of Q2 2008 and expect to achieve positive cash flow for the entire quarter within Q3 2008.  Historically the third quarter is seasonally one of the weaker quarters of the year and, as such, we currently expect our Q3 2008 revenue to range from $4.3 to $4.5 million.”

Conference Call Information

A live conference call scheduled for 1:30 p.m. PT (4:30 p.m. ET) today can be accessed at:
877-407-8031 (US and Canada)
201-689-8031 (International)
Passcode: Give the company name “St. Bernard”
To listen to the live Webcast, use the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=132408
Or, log onto http://www.stbernard.com under the Investor Relations section.

Conference Call Replay

A replay of today’s conference call can be accessed at:
877-660-6853 (US and Canada)
201-612-7415 (International)
Passcode: 286, followed by 293013

A replay of the conference call will be available today, starting two hours after the call through Monday, August 25th, 2008 at 11:59 pm PT.

A webcast is also available at www.stbernard.com under Investor Relations.

About St. Bernard Software

St. Bernard Software (OTCBB: SBSW) offers a full suite of secure content management solutions that integrate on-premise appliances with on-demand services to protect corporate networks from online threats, manage bandwidth use and enforce acceptable use policies. This industry-leading hybrid solution platform offers the security and control of an on-premises appliance with the scalability of an on-demand service.

St. Bernard's suite of iPrism® solutions -- iPrism Web Filter, iPrism IM Filter and iPrism Email Filter -- prevent Internet threats such as spam, viruses, spyware and phishing from entering corporate networks across all electronic communications: email, IM and Web.

Established in 1995 with headquarters in San Diego, CA, St. Bernard sells and supports its products directly and through solution partners worldwide. For more information, please visit www.stbernard.com.

©2008 St. Bernard Software, Inc. All rights reserved. The St. Bernard Software logo, LivePrism, iPrism, and iGuard are trademarks of St. Bernard Software, Inc. All other trademarks and registered trademarks are hereby acknowledged.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any statements regarding the capabilities, cost and reliability, of our products or offerings; statements regarding our financial results and cash balance for, and at, respectively, the quarter ; any projections of cash flow or other financial items; any statements regarding our ability to serve the bandwidth needs of our clients or our ability to position our business to service the needs of larger customers. The risks, uncertainties, and assumptions referred to above include, among other things, risk of technical failures related to our products or the hardware incorporated into our products; performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; the difficulty of keeping expense growth at modest levels while increasing revenues; and the risk that audited financial results may differ materially from those provided in this release. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St Bernard Software:
Vincent Rossi, Chief Executive Officer / Acting Chief Financial Officer
(858) 524-2000

 St. Bernard Software, Inc.

 Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$376,000	$1,297,000
Accounts receivable - net of allowance for doubtful accounts of $70,000 and $59,000 at June 30, 2008 and	3,769,000	3,255,000
December 31, 2007, respectively
Inventories - net	345,000	158,000
Prepaid expenses and other current assets	405,000	440,000

Total current assets	4,895,000	5,150,000

Fixed Assets - Net	1,016,000	1,301,000

Other Assets	180,000	215,000

Goodwill	7,568,000	7,568,000
Total Assets	$13,659,000	$14,234,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Short-term borrowings	$2,462,000	$1,566,000
Accounts payable	2,115,000	3,026,000
Accrued compensation expenses	885,000	1,188,000
Accrued expenses and other current liabilities	506,000	406,000
Current portion of capitalized lease obligations	161,000	153,000
Deferred revenue	9,885,000	9,589,000

Total current liabilities	16,014,000	15,928,000

Deferred Rent	157,000	232,000

Capitalized Lease Obligations, Less Current Portion	88,000	170,000

Deferred Revenue	6,146,000	5,860,000
Total liabilities	22,405,000	22,190,000

Commitments and Contingencies

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized; 14,772,367 and 14,760,052 shares issued
and outstanding at June 30, 2008 and December 31, 2007, respectively	148,000	148,000
Additional paid-in capital	39,628,000	39,079,000
Accumulated deficit	(48,522,000)	(47,183,000)
Total stockholders’ deficit	(8,746,000)	(7,956,000)
Total Liabilities and Stockholders’ Deficit	$13,659,000	$14,234,000

 St. Bernard Software, Inc.

 Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues
Subscription	$3,427,000	$3,600,000	$6,731,000	$7,372,000
Appliance	1,161,000	882,000	1,762,000	1,627,000
License	12,000	559,000	16,000	1,415,000
Total Revenues	4,600,000	5,041,000	8,509,000	10,414,000

Cost of Revenues

Subscription	557,000	1,023,000	1,113,000	2,099,000
Appliance	811,000	779,000	1,236,000	1,337,000
License	4,000	18,000	5,000	50,000
Total Cost of Revenues	1,372,000	1,820,000	2,354,000	3,486,000

Gross Profit	3,228,000	3,221,000	6,155,000	6,928,000

Sales and marketing expenses	2,065,000	3,414,000	3,881,000	7,474,000
Research and development expenses	746,000	1,789,000	1,499,000	3,647,000
General and administrative expenses	1,377,000	2,441,000	2,575,000	4,870,000
Total Operating Expenses	4,188,000	7,644,000	7,955,000	15,991,000

Loss from Operations	(960,000)	(4,423,000)	(1,800,000)	(9,063,000)

Other (Income) Expense
Interest expense - net	157,000	59,000	300,000	72,000
(Gain) loss on sale of assets	-	251,000	(320,000)	(3,463,000)
Other income	(180,000)	-	(444,000)	(9,000)
Total Other (Income) Expense	(23,000)	310,000	(464,000)	(3,400,000)
Loss Before Income Taxes	(937,000)	(4,733,000)	(1,336,000)	(5,663,000)

Income tax expense	3,000	-	3,000	4,000
Net Loss	$(940,000)	$(4,733,000)	$(1,339,000)	$(5,667,000)
Net Loss Per Common Share - Basic and Diluted	$(0.06)	$(0.32)	$(0.09)	$(0.38)
Weighted Average Shares Outstanding - Basic and Diluted	14,772,367	14,764,512	14,772,096	14,779,434